EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Movado Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share, issuable pursuant to the Movado Group, Inc. A&R Stock Plan	Rule 457(h)	1,767,904	$28.79	$50,897,956.16	$0.00014760	$7,512.54
Equity	Common stock, par value $0.01 per share, issuable pursuant to the A&R DC Plan(3)	Rule 457(h)	250,000	$28.79	$7,197,500.00	$0.00014760	$1,062.35
Other	Deferred Compensation Obligations(4)	Rule 457(h)	$70,000,000	100%	$70,000,000.00	$0.00014760	$10,332.00
Total Offering Amounts					$128,095,456.16		$18,906.89
Total Fees Previously Paid							-
Total Fee Offsets							-
Net Fee Due							$18,906.89

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.
(2)	Estimated in accordance with Rule 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of Movado Group, Inc.’s (the “Company”) common stock reported by the New York Stock Exchange as of November 24, 2023.
(3)	Represents Common Stock issuable under the Company’s Amended and Restated Deferred Compensation Plan for Executives (the “Deferred Compensation Plan”).
(4)	The Deferred Compensation Obligations are unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Company’s Deferred Compensation Plan.